Filed pursuant to Rule No. 424(b)(3)
                                                         File number 333-83334


PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated March 15, 2002)

                                $1,200,000,000
                              CENDANT CORPORATION
                  3 7/8% Convertible Senior Debentures due 2011
   and shares of CD common stock issuable upon conversion of the debentures



         This prospectus supplement supplements the prospectus dated March 15, 2002 of Cendant Corporation relating to the sale by certain of our securityholders (including their pledges, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests) of up to $1,200,000,000 aggregate principal amount at maturity of debentures and the shares of CD common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders:

                                                     Aggregate                                 Number of
                                                  Principal Amount                            Shares of CD        Percentage of
                                                   at Maturity of         Percentage of       Common Stock         Shares of CD
                                                  Debentures That          Debentures           That May           Common Stock
                    Name                            May Be Sold            Outstanding         Be Sold(1)         Outstanding(2)
                    ----                          ----------------        -------------       ------------        --------------
BGI Global Investors c/o Forest Investment
     Mngt L.L.C. . . . . . . . . . . . . . .          $298,000                  *                12,391                 *
Conseco Annuity Assurance--Multi Bucket
     Annuity Convertible Bond Fund . . . . .         $3,250,000                 *               135,135                 *
Conseco Fund Group--Convertible Securities
  Fund . . . . . . . . . . . . . . . . . . .          $250,000                  *                10,395                 *
Employee's Retirement of N.O. Sewer/Water
  Board . . . . . . . . . . . . . . . . . .           $800,000                  *                33,264                 *
Forest Alternative Strategies II . . . . . .          $91,000                   *                3,784                  *
Forest Fulcrum Fund L.L.P. . . . . . . . . .         $1,309,000                 *                54,428                 *
Forest Global Convertible Fund Series A-5 .          $4,836,000                 *               201,081                 *
Koch Industries Inc. Master Pension Fund . .          $460,000                  *                19,127                 *
Midwest Family Mutual Insurance Company               $130,000                  *                5,405                  *
MLQA Convertible Securities
     Arbitrage, Ltd. . . . . . . . . . . . .        $15,000,000              1.250%             623,700                 *
Relay II Holdings c/o Forest Investment
     Mngt L.L.C. . . . . . . . . . . . . . .          $172,000                  *                7,152                  *
Sylvan (IMA) Ltd. C/o Forest Investment
     Mngt L.L.C. . . . . . . . . . . . . . .          $738,000                  *                30,686                 *
Tempo Master Fund L.P. . . . . . . . . . . .         $8,000,000                 *               332,640                 *
The Philanthropic Pension  . . . . . . . . .          $170,000                  *                7,069                  *
Worldwide Transactions Ltd.  . . . . . . . .          $760,000                  *                31,601                 *
Zazove Hedged Convertible Fund, L.P. . . . .         $3,250,000                 *               135,135                 *
Zurich Master Hedge Fund c/o Forest
  Investment Mngt L.L.C. . . . . . . . . . .          $697,000                  *                28,981                 *




         Additionally, the following represents updated information regarding the selling securityholders listed in the selling securityholder table in the prospectus:

                                                     Aggregate                                 Number of
                                                  Principal Amount                            Shares of CD        Percentage of
                                                   at Maturity of         Percentage of       Common Stock         Shares of CD
                                                  Debentures That          Debentures           That May           Common Stock
                    Name                            May Be Sold            Outstanding         Be Sold(1)         Outstanding(2)
                    ----                          ---------------         -------------       ------------       ---------------
Black Diamond Convertible Offshore LDC .             $3,893,000                 *               161,871                 *
Chrysler Corporation Master
 Retirement Trust . . . . . . . . . . . . .          $5,510,000                 *               229,106                 *
Delta Air Lines Master Trust . . . . . . . .         $1,430,000                 *                59,459                 *
Delta Pilots D&S Trust . . . . . . . . . . .          $700,000                  *                29,106                 *
Double Black Diamond Offshore LDC . . . . .         $17,493,000              1.458%             727,359                 *
Eagle Pacific Insurance Company  . . . . . .          $230,000                  *                9,563                  *
Goldman Sachs and Company . . . . . . . . .         $29,360,000              2.447%            1,220,789
Gulf Investment Corporation . . . . . . . .           $200,000                  *                8,316                  *
Lyxor Master Fund . . . . . . . . . . . . .          $1,526,000                 *                63,451                 *
Michigan Mutual Insurance Company . . . . .           $900,000                  *                37,422                 *
Microsoft Corporation  . . . . . . . . . . .         $1,835,000                 *                76,299                 *
Motion Picture Industry Health Plan--Retiree
  Member Fund . . . . . . . . . . . . . . .           $205,000                  *                8,524                  *
Newport Investments, Inc.  . . . . . . . . .         $3,500,000                 *               145,530                 *
OCM Convertible Trust . . . . . . . . . . .          $3,070,000                 *               127,651                 *
Partner Reinsurance Company Ltd.  . . . . .           $885,000                  *                36,798                 *
Qwest Occupational Health Trust . . . . . .           $185,000                  *                7,692                  *
State of Connecticut Combined Investment
  Funds . . . . . . . . . . . . . . . . . .          $4,320,000                 *               179,626                 *
Zazove Convertible Securities Fund Inc. . .            $940,000                 *                39,085                 *
Zurich Institutional Benchmarks Master
  Fund Ltd. . . . . . . . . . . . . . . . .         $2,500,000                  *               103,950                 *

-----------

*        Less than one percent (1%).

(1) Assumes conversion of all of the holder's debentures at a conversion rate of 41.58 shares of CD common stock per $1,000 principal amount of the debentures. This conversion rate is subject to adjustment, however, as described under "Description of Debentures--Conversion Rights". As a result, the number of shares of CD common stock issuable upon conversion of the debentures may increase or decrease in the future. Does not include shares of CD common stock that may be issued by us upon purchase of the debentures by us at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 982,020,341 shares of CD common stock outstanding as of March 15, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of CD common stock issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures. Does not include shares of CD common stock that may be issued by us upon purchase of the debentures by us at the option of the holder.

         Investing in the debentures or shares of CD common stock involves risks that are described in the "Risk Factors" section beginning on page 14 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                    The date of this prospectus supplement
                              is April 15, 2002.